Exhibit 16.1

August 10, 2007

Securities and Exchange Commission
100 F Street, N. E.
Washington D.C. 20549-7561

    Re: Worldwide Biotech and Pharmaceutical Company
    File No. 01-06914

Commissioners:

We have read Item 4.01 (a) of Form 8-K dated August 10, 2007, of Worldwide Biotech and Pharmaceutical Company and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits for the fiscal years ended December 31, 2006 and 2005, and our reviews of interim financial statements. We are not in a position to agree or disagree with the statements contained therein in Item 4.01 (b) regarding the engagement of another independent registered public accounting firm or the approval of such engagement by the Board of Directors of the registrant.

/s/Zhong Yi (Hong Kong) C.P.A. Company Limited
Zhong Yi (Hong Kong) C.P.A. Company Limited

August 8, 2007

Worldwide Biotech & Pharmaceutical Company
4 Fenghui South Road, Jie Zuo Mansion, A10-11501
Xi’an, Shaanxi, P.R.China, 710075
Tel: 86-29-8819-3339
Fax: 86-29-8819-3318

9th Fl Chinachem Hollywood Centre, 1-13 Hollywood Road, Central, Hong Kong
Zhong Yi (Hong Kong) C.P.A. Company Limited

We are now inform you, that Worldwide Biotech & Pharmaceutical Company have dismissed you, Zhong Yi (Hong Kong) C.P.A. Company Limited as its independent registered public accountant in the execution of the resolution of Board of Directors on August 8, 2007. A report on Form 8-K will be filed to SECURITIES AND EXCHANGE COMMISSION in connection with the matters described herein after you review this report.

Best regards,

/s/ Wenxia Guo
Wenxia Guo
President, CEO and Director